MEMORANDUM OF UNDERSTANDING OR SHAREHOLDERS AGREEMENT

BETWEEN

IQSTEL INC, MIGUEL SCAVO AND LEANDRO IGLESIAS

THIS MEMORANDUM OF UNDERSTANDING OR SHAREHOLDERS AGREEMENT (hereinafter referred as "**MOU**") is made by and between the following parties:

iQSTEL Inc. a Publicly Listed Company (OTC Pink: IQST), established under the laws of the State of Nevada, USA, with its registered office at 300 Aragon Avenue, Suite 375, Coral Gables, Florida 33134 (hereinafter referred to as "**iQSTEL**");

MIGUEL SCAVO, with Venezuelan nationality and with address in 300 Aragon Ave, Suite 375, Coral Gables FL. 33134 (hereinafter referred to as "**Miguel Scavo**"); and

LEANDRO JOSE IGLESIAS CONDE, with Spanish nationality and with address in 300 Aragon Ave, Suite 375, Coral Gables FL. 33134 (hereinafter referred to as **"Leandro Iglesias"**)

iQSTEL, Miguel Scavo and Leandro Iglesias are jointly hereinafter referred to as the "Parties".

The Parties recognize each other and reciprocally with full capacity to contract and bind themselves and as a result state the following.

RECITALS:

That Miguel Scavo is an executive with a wide experience in telecommunications and in the last years has been specialized in the development of Blockchain applications for telecommunications.

That Miguel Scavo has a Blockchain-Based application development team, that has allowed him to advance in the Telephone Numbering Plan Administration for Number Portability project, which is in a minimum viable product stage (MVP) and in the Fidelity for Small and Medium Companies project, which is still in a design stage.

That iQSTEL is a Publicly Listed Company in the US OTC Pink market: iQSTEL, dedicated to telecommunications and technology, and has the intention of developing the Wholesale Carrier Settlement and Payment project, which is still in the conceptualization stage.

Therefore, the Parties have decided to join efforts for the development of these projects with the use of Blockchain as the based technology, and to establish these three projects in a Joint Venture.

The Joint Venture will be implemented on the Company **ITSBCHAIN, LLC**, a Florida corporation, domiciled at 300 Aragon Ave, Suite 375, Coral Gables FL. 33134 (hereinafter referred to as "**Company**"), where Leandro Iglesias and Miguel Scavo have the 50% of the Company's interests (Capital Stock) each.

Therefore, the Parties agree that the terms of the following MOU will be the following:

1. OBJECT

The Parties agree to work jointly in the development of Blockchain technology-based platforms, by the time of the subscription of this MOU the Parties agree that they will work on the following:

a) *Telephone Numbering Plan Administration for Number Portability, Status Minimum Viable Product (MVP) Annex A*

b) *Wholesale Carrier Settlement and Payment Platform, Status Conceptualization Annex B*

2. THE JOINT VENTURE IMPLEMENTED ON ITSBCHAIN, LLC

All business operation of this Joint Venture will be implemented on **ITSBCHAIN, LLC**, therefore the ownership, intellectual rights and agreements will be part of **ITSBCHAIN, LLC.** Any benefit of **ITSBCHAIN, LLC**, will be distributed once it is approved by the Board of Directors and will be realized at the percentage of interests in **ITSBCHAIN, LLC**.

Company's Capital Increases requires the approval of minimum 80% of the shareholders.

Every shareholder that has a 20% of the ownership of the company, will have the right to assign 1 member to the Board of Directors.

3. TRANSFER OF INTERESTS

The Parties agree that once this MOU is signed, the Parties are obliged to transfer the totality of Leandro Jose Iglesias Conde´s participation and the 25% of Miguel Scavo´s participation to IQSTEL. Therefore, the participation on **ITSBCHAIN, LLC** will be 75% of the capital shares will belong to iQSTEL and 25% will belong to Miguel Scavo.

4. ADMINISTRATION OF THE JOINT VENTURE

The business and affairs of the Joint Venture, shall be managed by or under the direction of the Board of Directors of **ITSBCHAIN, LLC**. The Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Joint Venture.

The Board of Director will be appointed as follows:

Chairman: Mr. Leandro Jose Iglesias Conde

Director: Mr. Miguel Scavo

Director: Mr. Oscar Brito

Secretary: Mr. Alvaro Quintana Cardona

The Board of Directors may replace the Managers of **ITSBCHAIN, LLC** at any time it deems it necessary or to ensure the good direction of the Joint Venture.

5. ADMINISTRATION OF ITSBCHAIN, LLC

After the execution of the present MOU, under separate agreements, a Management Agreement shall be subscribed with all members of the management team. This Management Agreement should be construed taking into consideration the responsibilities, job conditions, salaries and any other benefits of each one of the member of the management team. This Management Agreement will include Mr. Leandro Jose Iglesias as President & CEO; Mr. Alvaro Quintana Cardona as CFO; and Mr. Miguel Scavo as COO. **ITSBCHAIN, LLC**, should have the right to terminate the Management Agreement at any time without prior notice.

51% of shareholders of **ITSBCHAIN, LLC** may request a partial or a complete substitution of the management team.

Until the Board of Directors reach a different agreement, Miguel Scavo will receive a monthly salary of TWO THOUSAND DOLLARS (US$ 2,000.00) per month.

6. RESPONSIBILITIES OF IQSTEL, INC

Within the next 30 days of the signature of the presente MOU, Miguel Scavo will receive the sum of US$ 80,000.00 in cash for the acquisition of the intellectual property and software developed of the *Telephone Numbering Plan Administration for Number Portability, Status Minimum Viable Product (MVP)* platform, patent application no has been filed. Furthermore, within the following 30 days of the signature of the present MOU, IQSTEL, INC shall issue US$ 50,000 in IQSTEL, INC shares (IQST) at a value of US$ 1.30; which may not be sold for a minimum period of 6 months, under the Rule 144 of the SEC. If at the moment that Miguel Scavo wants to sale his IQSTEL shares, the price is less than US$ 1.30, Miguel Scavo will have the right to ask for an adjustment of the amount of shares, to reach the US$ 50,000.00. This adjustment must be requested by written notification. For this adjustment will be considering the average price of the share during the last 10 trading days and applying a discount of 10%. This right to adjust the amount of IQSTEL shares will be made one time only, and is valid for a period of 12 months after the issue of the Shares.

IQSTEL, INC, compromises to perform investments in **ITSBCHAIN, LLC** up to a minimum of US$ 500,000.00 within the first 3 years after the signature of the present this MOU. These investments will be made to cover the Company budget and must be approved by the Board of Directors.

7. RESPONSIBILITIES OF MIGUEL SCAVO

A. Manage the daily operation, commercial, and leading the development team of **ITSBCHAIN, LLC.**

B. Transfer all his project, intellectual properties and complete the development of the projects mentioned in this MOU to **ITSBCHAIN, LLC,** as well as structure and lead the commercialization and implementation plan for them.

8. SEVERABILITY

If any provisions of this MOU is found to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this

MOU is invalid or unenforceable, but that limiting such provision it would become valid and enforceable, then such provision will be deem to be written, construed, and enforced as so limited.

9. PRIOR MEMORANDUM SUPERSEDED

This Memorandum of Understanding constitutes the entire Memorandum between the Parties relating to this subject of matter and supersedes all prior and simultaneous representations, discussions, negotiations and Memorandums, whether written or oral.

10. UNDERSTANDING

It is mutually agreed upon and understood by and among the Parties that:

a. Each Party will work together in a coordinated fashion for the fulfilment of the projects.
b. In no way does this MOU restrict involved Partners from participating in similar agreements with other public or private agencies, organizations and individuals.
c. To the extent possible, each Party will participate in the development of the projects.
d. This MOU shall be effective upon the signature of both Parties.
e. Any Party may terminate its participation in this MOU by providing writing notice to the other Party.

11. CONFIDENTIALITY

The Parties undertake to take all necessary measures to keep secretly and confidentially all information that has been communicated to them as such by the other Party during the execution of this MOU, or that they have known in the course of its execution The obligation of this clause does not apply to:

A. All information that is in the public domain;

B. All information available to the Parties before it has been provided by the other party;

C. All information legally acquired by the Parties from sources other than the other Party.

The Parties undertake to use this information only for the execution of this MOU. Likewise, they undertake not to exploit, on their own or a third party, directly or indirectly, all or part of this information.

This obligation of confidentiality must be respected throughout the term of this MOU, and once it has been terminated, for a period of two (02) years.

Any violation or breach, by one or another Party of this stipulation, entails the obligation, for that Party that committed said breach, to pay the other Party compensatory compensation, without prejudice, of the right of the Party considered affected to exercise or initiate all relevant actions in order to impose the sanctions that legally proceed.

12. ACQUISITION RIGHTS OF THE PARTIES:

A. In case of bankruptcy or economic unviability, i.e. as soon as the Sellers are required by applicable law to establish restructuring measures, of the Buyer, the Miguel Scavo and Leandro Iglesias shall have right to buy back 75% of the interests of the Company at US 1,00.

B. If IQSTEL receives an offer to sell its participation in **ITSBCHAIN, LLC**, IQSTEL is obliged to offer to Miguel Scavo the same terms that it has just received, so that the Miguel Scavo can acquire 75% of the shares of IQSTEL under those same conditions. Furthermore, in any case, Miguel Scavo will have the right to demand from IQSTEL that the potential buyer must also buy 25% of his shares, within the same valuation offered to IQSTEL.

C. If Miguel Scavo receives an offer of acquisition from a third party of its 25%, the Miguel Scavo must present it to IQSTEL and give it a minimum period of 60 days, so that IQSTEL matches that offer, and thus IQSTEL acquire that 25%. This clause of acquisition can only be executed if the execution of letter b) of this clause has not been initiated.

13. BREACH OF AGREEMENT

The Parties commit themselves to strict compliance with each of the agreements contained therein and any legal regulations that may apply to them.

The Parties also undertake to provide the necessary means to ensure compliance with this MOU, both for themselves and for the rest of the Parties to comply with. Thus, they undertake to

participate actively in all the acts and / or decision making of the Joint Venture, thus contributing to its proper functioning.

In the event of breach of this MOU by any of the Parties, said non-complying Party (or Parties) will be notified in writing by the Party (or Parties) that if it has complied or is deemed to be harmed by the breach. The notification must clearly and expressly contain the cause or reason for the alleged breach. As long as said breach is rectifiable, a period of thirty (30) calendar days will be granted, from the date on which the notification was received by the defaulting Party, for it to proceed to correct it or to take the necessary actions to correct it.

After the deadline to put an end to the breach, without it having been remedied or, in the case of a non-rectifiable breach by the injured or compliant Party or Parties may opt for:

a) demand compliance with the breached obligation or agreement; or

b) demand that the MOU be resolved with respect to itself, freeing itself from any obligation arising from it with immediate effect; or

c) demand payment in favor of the Joint Venture of the damages caused; or

d) Cumulatively demand the fulfilment of the breached obligation or agreement and the satisfaction of the payment of the damages caused.

Except in cases of breach of the obligations of confidentiality and non-competition, the payment referred to in sections c. and d. will consist in the payment to the Joint Venture for the damages that could be derived from the eventual breach, and the compensation of all the expenses that had been caused, including, in an enunciative and non-exhaustive way, the fees of any professional hired for its intervention by non-compliance as legal and tax advisors, notaries, etc.

In case of non-compliance attributable to two or more Parties, the responsibility shall be attributed to them jointly.

For the fulfilment of the obligations of a Party that is not a natural person and of the consequences of its non-compliance, the non-fulfilling Party itself will respond jointly and, where appropriate, those other Parties that individually or collectively hold control of the non-fulfilling party.

14. PERSONAL NATURE

This Joint Venture is considered strictly held "intuitu personae" and in response to this none of the Parties may transfer it or assign it, totally or partially, under penalty of resolution thereof, without

having previously obtained and in each case, express authorization by the other part given in writing. In case of violation of this clause, the affected party may exercise the pertinent legal actions in order to demand and obtain the effective repair of the damages suffered.

15. APPLICABLE LAW

This MOU shall be governed and interpreted exclusively in accordance with the laws of the city of Miami, State of Florida of the United States of America. The differences, interpretations, litigation and any controversy between the Parties that exceed one hundred thousand US dollars (US $ 100,000.00), will be settled in accordance with what is established by the North American legislation in the matter of INTERNATIONAL ARBITRATION.

16. NOTIFICATIONS

Any notification regarding this contract must be made to the following addresses:

Miguel Scavo

300 Aragon Ave, Suite 375

Coral Gables, Florida 33134

E-Mail: miguelascavo@gmail.com

Leandro Jose Iglesias Conde

300 Aragon Ave, Suite 375

Coral Gables, Florida 33134

Email: ceo@etelix.com

iQSTEL INC

300 Aragon Ave, Suite 375

Coral Gables, Florida 33134

Attention: Leandro Iglesias

E-Mail: ceo@iqstel.com

IN WITNESS WHEREOF the parties have executed this Memorandum of Understanding in February 21th, 2020.

iQSTEL, INC

By: ______________________________

Printed Name: Leandro Jose Iglesias

Title: President & CEO

ITSBCHAIN, LLC

By: ______________________________

Printed Name: Miguel Scavo

By: ______________________________

Printed Name: Leandro Jose Iglesias

ANNEX LIST

ANNEX A: Telephone Numbering Plan Administration for Number Portability, Status Minimum Viable Product (MVP).

ANNEX B: Wholesale Carrier Settlement and Payment Platform, Status Conceptualization.